EXHIBIT 5


                       Winthrop, Stimson, Putnam & Roberts
                                Financial Centre
                              695 East Main Street
                               Stamford, CT 06901
                                 (203) 348-2300


                               September 12, 1997


Silgan Holdings Inc.
4 Landmark Square
Stamford, CT  06901


  Re: Registration Statement on Form S-4, as amended by Post-Effective Amendment
      No. 1 thereto on Form S-3 of Silgan Holdings Inc. (File No. 333-9979)


Gentlemen:

                  We have acted as counsel to Silgan Holdings Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended by Post-Effective Amendment No. 1 thereto on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the Company's 13-1/4% Subordinated Debentures due 2006 (the "Debentures").

                  In connection  with this opinion,  we have examined  copies of
(i) the Registration Statement; (ii) a specimen copy of the debenture representing the Debentures, (iii) an originally executed copy of the Indenture dated as of July 22, 1996 between the Company, as Issuer, and State Street Bank & Trust Company (as successor to Fleet National Bank), as trustee (the "Trustee"), with respect to the Debentures (the "Indenture"); (iv) copies of the restated certificate of incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (v) the amended and restated by-laws of the Company; (vi) copies of certain resolutions of the Board of Directors of the Company; and (vii) all other records, agreements, instruments and documents that we have deemed relevant or necessary as the basis for the opinion hereinafter set forth. In stating our opinion, we have assumed the genuineness of all signatures on original documents (except when executed in our presence), the authenticity of documents submitted to us as originals and the conformity to originals of all copies submitted to us as certified, conformed or reproduction copies.


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                  Based upon the  foregoing and subject to the  limitations  set forth herein, we are of the opinion that the Debentures have been duly authorized by the Company, are entitled to the benefits of the indenture and are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) the validity, binding effect and enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and (b) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or in law).

                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

                  The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by, or furnished to, any other person without our express written consent.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement on Form S-3 and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part thereof.

                                           Very truly yours,


                                           /s/ Winthrop, Stimson, Putnam &
                                                      Roberts